Venture Capital for Nanotechnology and Microsystems

FIRST QUARTER REPORT 2010

FELLOW SHAREHOLDERS:

At Harris & Harris Group, Inc., we strive to follow this principle:  a company must not only hire ethical people, but also encourage their ethical behavior.  Behaving ethically in business will cause a company to miss some opportunities in the short run, but in the long run, the business advantages of ethical behavior are incalculable.  The past few weeks have provided a reminder of the consequences of forgetting ethical business behavior.  In a recent article in the Financial Times,  John Gapper wrote the following:  “Goldman rose to a dominant position on Wall Street through the dictum of Gus Levy, its former senior partner, that it should be “long-term greedy.”  He meant that it should forgo quick gains for enduring profits.”  The ongoing events at some of the leading investment banks remind us of the risks of abandoning one’s business principles.

Harris & Harris Group is an early-stage venture capital firm investing in companies developing products enabled by nanotechnology.  Our business model requires us to be long-term greedy.  At Harris & Harris Group, it can take our companies between five and ten years to mature to the point where we can realize gains through initial public offerings (IPOs) or mergers and acquisitions (M&A).  It is difficult to be long-term greedy in a market dominated by short-term trading strategies.  Recent data has demonstrated that the average age for holding a company in an institutional micro-cap portfolio is nine months.  Additionally, during the past few years, low interest rates have allowed institutions and individuals to use cheap money to increase their leverage and pursue investments they hope will provide greater certainty or higher risk-adjusted returns than technology-based start-up companies.

However, similar to Gus Levy, we believe a well-implemented strategy of being long-term greedy can bring enduring profits.  We will continue to look for opportunities to offset our annual operating expenses while our companies mature, but, we will remain focused primarily on providing capital for early-stage private and public companies with great growth potential.

Currently, we are in the ninth year since we focused the firm on investing exclusively in nanotechnology and microsystems.  Nantero, Inc., is our oldest private nanotechnology company with our investment being approximately eight and a half years old.  ABS Materials, Inc., is our youngest private nanotechnology company with our investment being approximately four months old.  The average and median age for our portfolio is 4.3 years and 3.9 years, respectively, as of March 31, 2010.

As management, we see our investment tasks as the following:  identify quality investment opportunities from a robust deal flow; invest prudently based on our capital base such that we have the reserves to support our portfolio companies as they mature; work with company managements to identify and execute on their business strategies; and, at the appropriate time, monetize our investments.  Our portfolio is comprised of a pipeline of investments at multiple stages of development.  This strategy permits us to continue to have a robust pipeline of opportunities even after we are successful monetizing some of our more mature investments.

At this time, we believe that several of the companies in our portfolio successfully demonstrate our accomplishment of the first three tasks.  In aggregate, our current portfolio generates more revenue and has more commercial partnerships than at any other time in our past.  In aggregate, we believe our portfolio companies require less capital to get to exit or cash flow breakeven than at any other time since we started investing exclusively in nanotechnology and microsystems.  We believe we have adequate capital to get our portfolio companies to cash flow breakeven or to an exit without raising additional capital.  Many of our portfolio companies continued their growth through the recession.  We believe our portfolio and Harris & Harris Group are positioned to succeed.  Although quarterly movements in the values of our venture capital portfolio may not be indicative of longer term trends in the value of our venture capital portfolio, our net asset value per share (NAV) has increased from $4.22 at March 31, 2009, to $4.42 at March 31, 2010.

Our more mature companies provide evidence that nanotechnology-enabled companies and products are gaining traction in the market place.

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On April 15, 2010, NeoPhotonics Corporation filed a registration statement on Form S-1 with the Securities and Exchange Commission to sell shares of common stock.  The proposed offering is underwritten by J.P. Morgan, Deutsche Bank Securities, Piper Jaffray, Thomas Weisel Partners LLC, Morgan Keegan & Company, Inc., and Think Equity LLC.  On page 8 of the filing, NeoPhotonics reports that it had approximately $155 million in revenue in 2009. On page 75 of the filing, NeoPhotonics reports that it had positive net income for the second half of 2009.

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On April 13, 2010, Mersana Therapeutics, Inc., announced its partnership with Teva Pharmaceuticals for XMT-1107, a fleximer and fumagillin conjugate for applications in cancer.  Within a week of the announcement, Mersana began Phase I trials for this program.  The partnership is valued at up to $334 million for Mersana if the program is successful in the clinic, and it includes up front and milestone payments as well as covering the cost of the development of XMT-1107.  Additionally, if successful, the deal includes future royalty payments to Mersana.  This deal was the fourth largest pre-clinical deal over the last 10 years.

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In January 2010, Nanosys, Inc., signed an agreement with the component-manufacturing arm of LG Electronics, which will use Nanosys products to produce backlights for mobile-phone displays. Nanosys claims its technology uses only about half as much energy as the conventional white LEDs used in backlights, which should help extend the battery life of mobile devices, as well as providing richer, more saturated colors.

•	BioVex, Inc., continues successful enrollment in its Phase III study in malignant melanoma with interim data expected to be reported in the first quarter of 2011.

•	In 2009, in our private venture capital portfolio, NeoPhotonics Corporation, Bridgelux, Inc., Solazyme, Inc., Molecular Imprints, Inc., and Metabolon, Inc., all reported record years of revenue.

We describe the venture capital industry as a “home run game.” By this we mean that investors “swing for the fences” in the hope that a few home run investments will create the returns for a portfolio of investments.  However, it is difficult to predict the home runs.  By having more opportunities “at bat,” we believe we increase the opportunity that a small percentage of our “at bats” will turn into home runs.  Historically, it is a small number of Harris & Harris Group’s investments that have generated our returns.  Of the 55 investments we have made where we have realized gains or losses, only 19 of these investments generated gains.  We invested $71,854,116 in these 55 companies and realized gross proceeds of $143,930,719.  We believe the diversification within our portfolio is a benefit to shareholders.

Because the portfolio is a pipeline of potential home run investments, it will always contain companies with multiple types of risk.  We classify 14 of our companies as early stage, having technology risk, market risk and execution risk.  However, by value, this is the smallest portion of our venture capital portfolio, representing $19,455,562, as of March 31, 2010.  We classify nine companies as mid stage, having market and execution risk.  These nine companies comprise $21,915,526 of the value of our venture capital portfolio, as of March 31, 2010.  We classify 10 companies as late stage.  Eight of these companies are still private companies, while SatCon and Orthovita are public companies.  These companies face execution risk.  At $42,196,312, these 10 companies comprise the majority of the value of our venture capital portfolio, as of March 31, 2010.  We believe that it is appropriate that the majority of our value be in our late-stage companies.  Although maturity is not always an indicator of time to exit, we believe that some of these private companies have the attributes required for M&As and IPOs in the current market.

One of the questions our investors are focused on is whether we have enough ownership in any one company to make an impact if that company is successful.  This is a valid question, and we have spent a great deal of time considering it in the context of the current venture capital market.  The table we have inserted below is similar to the previous table, except that we have categorized our companies by our ownership as reported in our Schedule of Investments in our quarterly report on Form 10-Q.  As we have discussed in previous letters, our goal will be to have between 5 and 25 percent ownership in a company when we believe the company is ready to be monetized.

Nanotechnology companies have proven to be capital intensive.  In order to own between 5 and 25 percent of these companies, we have had to increase our assets.  Our assets have grown from $39,682,367 at December 31, 2001, to $138,757,450 at March 31, 2010.  As our assets have increased, we have had the opportunity to increase the amount of our investments in certain companies.

As of March 31, 2010, among the companies we define as late stage, we have four private and two public companies where we own less than five percent of the voting interest of the company.  In three of the four private companies where we own less than five percent of the voting interest, the investments date back to the early days of our focus on nanotechnology.  We have four companies that we define as late stage where we own between 5 and 25 percent of the voting interest of the company.  Additionally, in six of our nine mid-stage companies, we own between 5 and 25 percent of the voting interest of the company. A review of this table in conjunction with a review of when we made our initial investments demonstrates that our ownership has increased as our assets have increased.  However, it is also important to remember that a small ownership in a multi-billion company can still generate a significant return to Harris & Harris Group.

The global economy is fraught with risk.  At Harris & Harris Group, we are not certain the American economy can sustain its current growth as it emerges from the recession.  We are not certain whether global fears of sovereign debt crisis will spread through Europe and beyond, and in doing so create responses that will challenge economic growth.  We are not certain whether financial markets will continue to permit IPOs of emerging companies.  However, we do believe we have positioned Harris & Harris Group to be successful regardless of these external events.  If economies and financial markets stumble, it will require more time for us to execute on our strategy, but we believe we have the required capital to be successful.  If economies and financial markets strengthen, we believe we can execute on our number one priority, realizing returns.

To conclude, we would like to reiterate our statements from above. In aggregate, we believe our portfolio companies require less capital to get to exit or cash flow breakeven than at any other time since we started investing exclusively in nanotechnology and microsystems.  We believe we have adequate capital to get our portfolio companies to cash flow breakeven or to exit without raising additional capital.  We believe our portfolio and Harris & Harris Group are positioned to succeed.  We are and will continue to be long-term greedy.  Although it has taken time to build significant companies, we believe that our companies, based on breakthroughs at the nanoscale, are becoming leaders in their industries.  We believe there is potential for significant returns from these companies as they mature.

Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President and	Executive Vice President and
Managing Director	Managing Director

May 13, 2010

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.